BG Staffing, Inc. Declares $0.25 Per Share Cash Dividend

PLANO, Texas – (February 1, 2018) – BG Staffing, Inc. (NYSE American: BGSF), a rapidly growing national provider of professional temporary staffing services, today announced that its Board of Directors has declared a cash dividend of $0.25 per share of common stock.

The dividend is payable on February 20, 2018 to all shareholders of record as of the close of business on February 12, 2018.

This is the 13th consecutive dividend BG Staffing has paid to holders of common stock. At the current price of the Company's common stock, the annualized yield is approximately 6.2%.

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a professional temporary staffing platform that has integrated several regional and national brands achieving scalable growth. The Company was ranked as the 60th largest U.S. staffing company in the United States based on 2016 revenue and was named the 71st fastest growing staffing company in the country in 2016 by Staffing Industry Analysts. BG Staffing’s acquisition objectives are to strengthen financial growth while retaining unique and dedicated talent, positioning it to capitalize on future trends and opportunities accretive to shareholder value. Consistent with this strategy, the Company has built a strong, tenured management team offering exceptional service to customers and candidates, while building value for investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com